Exhibit 15.1

May 1, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated May 1, 2015 on our review of interim financial information of MSCI Inc. for the three month periods ended March 31, 2015 and March 31, 2014 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2015 is incorporated by reference in its Registration Statements on Form S-8 No. 333-147540, No. 333-165888 and No. 333-167624 dated November 20, 2007, June 3, 2010 and June 18, 2010, respectively, and its Registration Statement on Form S-3 No. 333-181533 dated May 18, 2012.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
New York, New York